Exhibit 10.15

FIRST AMENDMENT TO THE
GLATFELTER DEFERRED COMPENSATION PLAN
(Effective as of January 1, 2020)

THIS FIRST AMENDMENT (this “Amendment”) to the Glatfelter Deferred Compensation Plan (the “Plan”) is made by the board of directors (the “Board”) of Glatfelter Corporation, a Pennsylvania corporation (the “Company”), effective as of November 4, 2024 (the “Effective Date”).

RECITALS

WHEREAS, the Company maintains the Plan for the benefit of eligible employees;

WHEREAS, Section 14 of the Plan provides that the Board has the authority to amend the Plan at any time;

WHEREAS, the Board wishes to amend the Plan to provide that the rabbi trust funding requirements under the Plan will not apply to that certain Change in Control that will occur upon the consummation of the merger of Berry Global, Inc.’s health, hygiene, non-wovens and films business with the Company and that the rabbi trust funding requirements will apply for any future Change in Control;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the Effective Date:

1.	Section 12 of the Plan is amended and restated in its entirety to read as follows:

“12.       General Assets; Rabbi Trust. All benefits under the Plan shall be paid from the general assets of the Company, and no separate fund shall be established to secure payment, except as provided below. The Participants shall be general creditors of the Company. Notwithstanding the foregoing, on or before a Change in Control, the Company shall establish a Trust for the purpose a Trust for the purpose of setting aside funds to provide for the payment of benefits under the Plan, pursuant to the Internal Revenue Service guidance for “rabbi trusts”; provided, however, the immediately foregoing Trust funding requirement shall not apply to a Change in Control occurring upon the consummation of the transactions (the “RMT Transaction”) contemplated by that certain RMT Transaction Agreement, dated as of February 6, 2024, by and among the Company, Treasure Merger Sub I, Inc., a Delaware corporation, Treasure Merger Sub II, LLC, a Delaware limited liability company, Berry Global Group, Inc. a Delaware corporation and Treasure Holdco, Inc., a Delaware corporation. Consistent with the SERP, within five days following a Change in Control other than the RMT Transaction, the Company shall fund the Trust with sufficient assets to provide for payment of the Accounts of all Participants under the Plan as of the date of the Change in Control. For the avoidance of doubt, the Trust funding requirements set forth in this Section 12 shall apply to any Change in Control that occurs other than the RMT Transaction.”

2.	Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Plan.

3.	Except as otherwise provided herein, the provisions of the Plan will remain in full force and effect and is ratified in all respects.

IN WITNESS WHEREOF, the Board has caused its duly authorized member to execute this Amendment on the date written below.

BOARD OF DIRECTORS OF THE COMPANY

By:	/s/ Bruce Brown

Name:	Bruce Brown

Date:	November 4, 2024